Exhibit 99.2

                   Dollar General Reports May Sales

    GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--June 7, 2007--Dollar General Corporation (NYSE: DG) today reported total retail sales for the May four-week period ended June 1, 2007, equaled $733.1 million, an increase of 6.0 percent over sales of $691.8 million for the four-week period ended June 2, 2006. For the fiscal 2007 four-week period, same-store sales increased 4.1 percent compared to a 1.9 percent increase in the four-week fiscal 2006 period. Excluding sales in 122 stores, which are in the process of closing as part of the Company's store revitalization efforts, same-store sales increased 3.5 percent in the fiscal 2007 May period.

    For the seventeen-week period ended June 1, 2007, Dollar General total retail sales increased 5.8 percent to $3.01 billion from $2.84 billion for the seventeen-week period ended June 2, 2006. Same-store sales for the seventeen-week period increased 2.8 percent.

    About Dollar General

    Dollar General is a Fortune 500(R) discount retailer with 8,205 neighborhood stores as of June 1, 2007. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices. The Company store support center is located in Goodlettsville, Tennessee. Dollar General's Web site can be reached at www.dollargeneral.com.

    CONTACT: Dollar General Corporation
             Investor Contact:
             Emma Jo Kauffman, 615-855-5525
             or
             Media Contact:
             Tawn Earnest, 615-855-5209